UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

SEPTEMBER 24, 2007

Date of Report (Date of earliest event reported)

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-32877	04-3562325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS

02459

(Address of principal executive offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2007, the Board of Directors of Pro-Pharmaceuticals, Inc. (the “Company”) appointed a new President of the Company, Theodore D. Zucconi, Ph.D., effective October 1, 2007. Mr. Zucconi will succeed David Platt, Ph.D., as President, and Dr. Platt will continue as Chief Executive Officer of the Company. The Board of Directors also appointed Dr. Zucconi as a director of the Company effective immediately. There were no arrangements or understandings between Dr. Zucconi and any other persons pursuant to which Dr. Zucconi was appointed as a director of the Company.

Since 2002, Dr. Zucconi, 61, has served as President of Implementation Edge, a management consulting firm that specializes in organizational performance improvement. From 1994 until 2002, Dr. Zucconi served in various capacities at Motorola, including as director of Performance Consulting at Motorola University from 1998-2002. Prior to Motorola, Mr. Zucconi held technical, operational, and scientific positions at various high technology companies. Dr. Zucconi received his Ph.D. in Analytical Chemistry from State University of New York in 1977. Dr. Zucconi also received a Master’s Certificate in International management from Thunderbird University in 1999.

The Company and Dr. Zucconi have entered into an employment agreement, a copy of which is filed herewith as Exhibit 10.1. Under the terms of the employment agreement, Dr. Zucconi will receive an annual salary of $220,000, a portion of which will be deferred due to the current cash position of the Company. In addition, under the agreement, Dr. Zucconi received as a sign-on bonus, for accepting this employment, immediately exercisable options to purchase 100,000 shares of the Company’s common stock and will be entitled to additional compensation upon the completion of certain events as follows: (i) if a new financing for the Company is completed, Dr. Zucconi is entitled to options to purchase 10,000 shares for every $1 million raised in such financing from investors identified by him; (ii) if partnership with another company is achieved with upfront fees and milestone payments in excess of $20 million, Dr. Zucconi will receive 0.2% in kind remuneration; and (iii) if the Company’s stock price exceeds $5.00 per share for a 30-day period prior to October 31, 2008, Dr. Zucconi will receive options exercisable to purchase 100,000 shares of the Company’s common stock. The Company will also reimburse Dr. Zucconi for relocation expenses in an amount still under discussion and estimated to be approximately $50,000. Dr. Zucconi is entitled to participate in the Company’s employee benefit plans commensurate with his position in the Company. The term of the employment agreement is one year and may be terminated by the Company or Dr. Zucconi upon 30 days prior written notice. If Dr. Zucconi is terminated by the Company without cause, Dr. Zucconi is entitled to certain benefits as follows: (1) if he is terminated during the period beginning 60 days after October 1, 2007 and ending on April 1, 2008, the Company will pay him an amount equal to one month salary, (2) if he is terminated after April 1, 2008, the Company will pay him three months’ base salary, and (3) he shall be entitled to continue two months of benefits post-termination. The agreement also contains inventions assignment, non-solicitation and non-competition covenants.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, made effective as of October 1, 2007, between Pro- Pharmaceuticals, Inc. and Theodore D. Zucconi, Ph.D.

99.1	News Release of Pro-Pharmaceuticals, Inc., dated September 24, 2007. *
* Previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on September 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRO-PHARMACEUTICALS, INC.

By:	/s/ David Platt
David Platt
Chief Executive Officer

Date: September 27, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, made effective as of October 1, 2007, between Pro- Pharmaceuticals, Inc. and Theodore D. Zucconi, Ph.D.

99.1	News Release of Pro-Pharmaceuticals, Inc., dated September 24, 2007. *

*	Previously filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on September 24, 2007.